Exhibit 5.1

postal address	P.O.Box 2888

3000 CW ROTTERDAM

office address	Weena 690

3012 CN ROTTERDAM

The Netherlands

telephone	+31 10 224 6631

fax	+31 10 224 6559

internet	www.loyensloeff.com
DRAFT FORM OF OPINION
To:
James Hardie Industries N.V.
Atrium, 8th floor
Strawinskylaan 3077
1077 ZX Amsterdam
The Netherlands
ISSUED SHARE CAPITAL
Rotterdam
Dear Sir/Madam,
1	Introduction

1.1	You have requested us, the undersigned, as your special counsel on certain matters of Dutch law to render an opinion regarding the issued share capital of James Hardie Industries N.V., a public company with limited liability under Dutch law, in connection with the registration of 102,000,000 ordinary shares, par value EUR 0.59 per share (the “Securities”), of James Hardie Industries SE as a result of the transformation of JHINV from a public limited liability corporation organized in The Netherlands (naamloze vennootschap) to a European Company (Societas Europeae (SE)) pursuant to a Merger (as defined below) of a newly-formed subsidiary of the Company incorporated in Ireland with and into JHINV.

1.2	In this opinion:
a.	the “Articles” means the articles of association (statuten) of JHINV dated 20 August 2007, as according to information obtained from the Trade Register today, in force on the date hereof.

b.	“Deed of Incorporation” means the deed of incorporation of JHINV, dated 26 October 1998 as rectified by a deed dated 27 January 2009.

c.	“DCC” means Dutch Civil Code (burgerlijk wetboek).

d.	“Documents” has the meaning given thereto in paragraph 2.8 below.

e.	the “Excerpt” means an excerpt, dated ● 2009 of the registration of JHINV in the Trade Register under number 34106455.

f.	“Form F-4” means the registration statement on Form F-4 (File No. 333-160177) relating to the Securities filed by JHINV on ● 2009 with the United States Securities and Exchange Commission under the Securities Act of 1933.
The public limited company Loyens & Loeff N.V. is established in Rotterdam and is registered with the Trade Register of the Chamber of Commerce and Industry under number 24370566. Solely Loyens & Loeff N.V. shall operate as contracting agent. All its services shall be governed by its General Terms and Conditions, including, inter alia, a limitation of liability and a nomination of competent jurisdiction. These General Terms and Conditions have been printed on the reverse side of this page and may also be consulted via www.loyensloeff.com. The conditions were deposited with the Registry of the Rotterdam District Court on 20 October 2006 under number 90/2006
amsterdam     •     antwerp     •     arnhem     •     brussels     •      eindhoven     •     luxembourg     •     rotterdam     •     aruba
curacao     •     dubai     •     frankfurt     •     geneva      •     london     •     new york     •      paris     •     singapore     •     tokyo     •     zurich

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g.	“PLC1” means JHCBM plc., a company under the laws of Ireland.

h.	“JHINV” means James Hardie Industries N.V., a public company (naamloze vennootschap) under Dutch law.

i.	“Merger” means the merger described in the Form F-4 as Stage 1, at the occasion of which JHINV adopts the form of an SE (and so becomes James Hardie Industries SE, governed by Dutch law), being a merger by acquisition as described in Article 17(2)(a) of the SE Regulation, in conjunction with the NL Implementation Law and the DCC.

j.	“NL Implementation Law” means the Dutch act on implementation of the SE Regulation (Uitvoeringswet verordening Europese vennootschap).

k.	“SE” means a European company (Societas Europeae) as referred to in the SE Regulation.

l.	“SE Regulation” means Regulation (EU) nr. 2157/2001 of the Council of the European Union of 8 October 2001 on the European Company (SE).

m.	“Stage 1 Articles” means the articles of association of JHINV as to be amended in accordance with the draft in the Dutch language of which an English translation has been attached to the Form F-4.

n.	“Trade Register” means the trade register of the Chamber of Commerce of Amsterdam, the Netherlands.
1.3	Headings used in this opinion are for ease of reference only and shall not affect the interpretation hereof.

1.4	In rendering this opinion, we have examined and relied upon:
a.	an electronic copy of the Form F-4.

b.	an original copy of the Excerpt.

c.	an electronic copy of the Articles.
2	Assumptions
For the purpose of the opinion expressed herein, we have made the following assumptions, the accuracy of which we have not verified:
2.1	That the Deed of Incorporation is a valid notarial deed (authentieke akte), (ii) the contents thereof are correct and complete and (iii) there were no defects in the incorporation process (not appearing on the face of the Deed of Incorporation) for which a court might dissolve JHINV.

2.2	The conformity to the original of the Form F-4 submitted to us as an electronic copy.

2.3	That the information in the Excerpt is true, accurate and complete on the date hereof.
Legal Opinion draft 4, 23 June 2009. For discussion purposes only; subject to Opinion Committee’s approval

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2.4	That JHINV has not been nor will be prior to completion of the Merger dissolved (ontbonden), merged (gefuseerd), split up (gesplitst), granted a suspension of payments (surseance verleend), declared bankrupt (failliet verklaard), subjected to any other insolvency proceedings listed in Annex A or winding up proceedings listed in Annex B of the 29 May 2000 Council Regulation (EC) No 1346/2000 on Insolvency Proceedings, listed in Annex I to Council Regulation (EC) No 881/2002 of 27 May 2002 or listed and marked with an asterisk in the Annex to Council Common Position 2001/931 of 27 December 2001 relating to measures to combat terrorism, as amended from time to time.

2.5	The authenticity of all agreements, certificates, instruments and other documents submitted to us as originals.

2.6	That the Articles will be amended in accordance with the Stage 1 Articles at the occasion of the Merger.

2.7	That the Merger complies with and is executed in full observance of applicable law and does not conflict with or result in a violation of any provision of published law, rule or regulation of general application in any jurisdiction.

2.8	That the Merger will be duly authorized by JHINV and PLC1 and will be executed and formalized by any and all deeds, resolutions, agreements and other documents needed for the completion of the Merger under the SE Regulation, NL Implementation Law, the DCC and under any other applicable law and the constitutive documents of JHINV and PLC1 (the “Documents”).

2.9	That all Documents, once executed, will not be amended, supplemented, terminated, nullified, revoked, or declared null and void.

2.10	That the registered office and head office of James Hardie Industries SE will be in The Netherlands during the period it exists as an SE governed by Dutch law.

2.11	That all statutory (procedural) requirements of or in connection with the Merger (under any applicable law) will be duly observed, including but not limited to any filing and publication requirements, statutory waiting periods and any applicable rules in relation to employee involvement and/or employee consultation.

3	Opinions
Based upon the foregoing and subject to (a) any factual matters or documents not disclosed to us in the course of our investigation and (b) the qualifications and limitations stated hereinafter, we are of the opinion that:
Legal Opinion draft 4, 23 June 2009. For discussion purposes only; subject to Opinion Committee’s approval

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Corporate status
3.1	JHINV is rechtsgeldig opgericht (has been duly incorporated) as a besloten vennootschap met beperkte aansprakelijkheid (private company with limited liability) and bestaat (is validly existing) as a naamloze vennootschap (a public company with limited liability) under Dutch law.
Issued share capital
3.2	The shares in JHINV that are uitgegeven (validly issued), volgestort (fully paid) and (non-assessable) at the time of the Merger will become uitgegeven (validly issued), volgestort (fully paid) and zonder verdere stortingsplicht (non-assessable) shares in James Hardie Industries SE, an SE governed by European and Dutch law, upon JHINV adopting such form at the occasion of the Merger.
4	Limitations

4.1	We express no opinion on any law other than Dutch corporate law (unpublished case law not included) as it currently stands. We express no opinion on any laws of the European Communities (insofar as not implemented in the Netherlands in statutes or regulations of general application) other than the SE Regulation, nor on any financial data contained in the Form F-4, nor on any accounting aspects or principles, nor the application thereof.

4.2	This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion letter should be taken as expressing an opinion in respect of any information examined in connection with this opinion letter except as expressly confirmed herein.

5	Final remarks

5.1	This opinion letter is given on the basis that any issue of interpretation or liability arising hereunder will be governed by Dutch law and be brought exclusively before the competent court in Rotterdam, the Netherlands. This opinion letter is issued by Loyens & Loeff N.V.; natural persons or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff N.V. cannot be held liable in any manner whatsoever. This opinion letter is given on the basis that any liability of Loyens & Loeff N.V. is limited to the amount paid out under its professional liability insurance policies.

5.2	This opinion letter is addressed to you and may only be relied upon in connection with the Transaction to which the Form F-4 relates. This opinion letter may only be relied upon by you and your shareholders and may not be disclosed to and relied upon by any other person, firm,
Legal Opinion draft 4, 23 June 2009. For discussion purposes only; subject to Opinion Committee’s approval

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company, or institution without our prior written consent. Notwithstanding the foregoing nothing in this opinion shall permit reliance by the group of persons to whom we are not allowed to render services because rendering services could result in non-compliance with the European directives on the prevention of the use of the financial system for the purpose of money laundering and terrorist financing and the recommendations of the Financial Action Task Force to combat on money laundering and terrorist financing and any applicable Dutch national rules and regulations, including but not limited to the relevant rules issued by the Dutch Bar (Orde van Advocaten) or the Organization of Civil Law Notaris (Koninklijke Notariële Beroepsorganisatie) from time to time). This opinion letter is not to be quoted or referred to in any public document or filed with anyone without our written consent, except that it may be filed with the Securities and Exchange Commission as an exhibit to the Form F-4. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Form F-4. We also consent to the reference to our firm under the caption “Legal Matters” in such Form F-4. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Yours faithfully, Loyens & Loeff N.V.

Legal Opinion draft 4, 23 June 2009. For discussion purposes only; subject to Opinion Committee’s approval

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